                      AMENDMENT NO. 7 TO RIGHTS AGREEMENT

Amendment No. 7, dated as of December 13, 2004 ("Amendment No. 7"), to the
Rights Agreement dated as of March 9, 1999, as amended as of June 9, 1999,
April 7, 2000, October 26, 2000, February 21, 2001, February 28, 2002 and
September 18, 2002 (the "Rights Agreement"), between Merrimac Industries, Inc., a Delaware corporation (the "Company"), and Wachovia Bank, National Association,
as successor Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent entered into the Rights
Agreement; and

     WHEREAS, the Board of Directors of the Company, in accordance with Section
27 of the Rights Agreement, deems it desirable and in the best interests of the
Company and its shareholders to amend the Rights Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

         SECTION 1. CERTAIN DEFINITIONS.

         (a) For purposes of this Amendment No. 7, capitalized terms used herein and not otherwise defined shall have the meanings indicated in the Rights
Agreement. Each reference to "hereof", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Rights Agreement shall refer to the Rights Agreement as amended hereby.

         (b) Section 1(i) of the Rights Agreement is hereby amended and restated
in its entirety as follows:

"(i) "Exempt Person" shall mean (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan,
(ii) William D. Witter, Inc., a New York corporation registered as an investment advisor under the Investment Advisers Act of 1940 ("Witter, Inc."), and its
Affiliates and Associates (other than Charles F. Huber, II); provided, that
Witter, Inc., together with its Affiliates and Associates (other than Charles F.
Huber, II), are not the Beneficial Owners of more than 15% of the Common Shares of the Company then outstanding, (iii) Infineon Technologies AG, a German corporation ("Infineon"), and its Affiliates and Associates; provided, that
Infineon, together with its Affiliates and Associates, are the Beneficial Owners
of only Common Shares purchased, or Common Shares converted or acquired from warrants purchased, from Ericsson Holding International, B.V., a Netherlands corporation ("Ericsson") and or any Affiliate or Associate thereof, which
Ericsson had purchased from the Company pursuant to a letter agreement dated as of April 7, 2000, and a Subscription Agreement for Common Stock and Warrants
dated as of October 26, 2000, between Ericsson and the Company, (iv) Adam Smith
Investment Partners, L.P., a Delaware limited partnership ("Adam Smith"), and its Affiliates and Associates; provided that Adam Smith, together with its
Affiliates and Associates, are the Beneficial Owners of only Common Shares purchased, or Common Shares converted from warrants purchased, from the Company pursuant to a Subscription Agreement for Common Stock and Warrants dated as of
October 26, 2000 among the Company, Adam Smith, Adam Smith Ltd. B.V., a British
Virgin Islands corporation, and other investors executing the same, (v) Dupont
Chemical and Energy Operations, Inc. ("DCEO"), a Delaware corporation and wholly-owned subsidiary of E.I. Du Pont De Nemours and Company, a Delaware
corporation ("DuPont"), and its Affiliates and Associates; provided, that DCEO, together with its Affiliates and Associates, including DuPont, are the
Beneficial Owners of only Common Shares purchased from the Company pursuant to a
Subscription Agreement dated as of February 28, 2002 among DCEO, DuPont and the
Company and (vi) whether or not such persons are or shall be deemed to be a
"group" pursuant to Section 13 of the Exchange Act and the regulations promulgated thereunder, the purchasers (the "Infineon Transferees") and their respective Affiliates and Associates, individually and/or in the aggregate, of
Common Shares to be purchased from Infineon pursuant to a Stock Purchase
Agreement entered into on or about December 13, 2004 (the "Infineon
Transaction"); provided that the Infineon Transferees, together with their
Affiliates and Associates, are the Beneficial Owners of only Common Shares purchased in the Infineon Transaction.

SECTION 2. BENEFITS OF THIS AGREEMENT. Nothing in this Amendment No. 7 shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights any legal or equitable right, remedy or claim under this Amendment No. 7, but this Amendment No. 7 shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights.

SECTION 3. SEVERABILITY. If any term, provision or restriction of this Amendment
No. 7 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and restrictions of this Amendment No. 7 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 4. GOVERNING LAW. This Amendment No. 7 shall be deemed to be a contract made under the laws of the State of New Jersey and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the
Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

SECTION 5. COUNTERPARTS. This Amendment No. 7 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 6. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment No. 7 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 7. RIGHTS AGREEMENT AS AMENDED. This Amendment No. 7 shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 7 to be duly executed and attested, all as of the day and year first above written.

                                    MERRIMAC INDUSTRIES, Inc.

                                    By
                                    /s/ Robert V. Condon
                                    --------------------
                                    Name:  Robert V. Condon
                                    Title: Vice President, Finance and
                                           Chief Financial Officer

                                    Wachovia Bank, National Association
                                    as Rights Agent

                                    By
                                    /s/ Holly H. Drummond
                                    ---------------------
                                    Name: Holly H. Drummond
                                    Title:  Assistant Vice President